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                                                                       EXHIBIT 4


                          SECOND SUPPLEMENTAL INDENTURE

         This SECOND SUPPLEMENTAL INDENTURE, dated as of November 18, 2002 (this "Second Supplemental Indenture"), is entered into by and between Corn Products International, Inc., a corporation incorporated under the laws of the State of Delaware (the "Company"), and The Bank of New York, a New York banking corporation, as trustee (the "Trustee").


                              W I T N E S S E T H:

         WHEREAS, the Company and the Trustee are parties to an Indenture, dated as of August 18, 1999 (the "Indenture"), relating to the issuance from time to time by the Company of its Securities on terms to be specified at the time of issuance;

         WHEREAS, Section 2.01 of the Indenture provides that at or prior to the issuance of any Securities within a series, the terms of the series of Securities shall be established by a supplemental indenture or an Officers' Certificate pursuant to authority granted under resolutions of the Board of Directors of the Company;

         WHEREAS, the Company and the Trustee are parties to a First Supplemental Indenture, dated as of July 8, 2002 (the "First Supplemental Indenture"), under which was established, pursuant to the Indenture, a series of Securities designated the 8.25% Senior Notes due 2007 (the "Notes");

         WHEREAS, the Company proposes to increase the aggregate principal amount of the Notes; and

         WHEREAS, all conditions necessary to authorize the execution and delivery of this Second Supplemental Indenture and to make it a valid and binding agreement of the Company have been done or performed.

         NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree as follows:

                                  ARTICLE ONE


            RELATION TO INDENTURE; DEFINITIONS; RULES OF CONSTRUCTION

         SECTION 1.1 Relation to Indenture. This Second Supplemental Indenture constitutes an integral part of the Indenture.

         SECTION 1.2 Definitions. For all purposes of this Second Supplemental Indenture, the following terms shall have the respective meanings set forth in this Section.


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         "Comparable Treasury Issue" means the United States Treasury security selected by the Reference Treasury Dealer as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

         "Comparable Treasury Price" means, with respect to any Redemption Date,
(i) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations; (ii) if the trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such quotations; or (iii) if only one Reference Treasury Dealer Quotation is received, such quotation.

         "Foreign Subsidiary" means a Subsidiary of the Company or any of its Subsidiaries that is incorporated, organized or formed in a jurisdiction other than the United States or a State thereof or the District of Columbia.

         "Intercompany Indebtedness" means Indebtedness of the Company or any of its Subsidiaries which, in the case of the Company, is owing to any Subsidiary of the Company and, in the case of any Subsidiary, is owing to the Company or any of the Company's direct or indirect Subsidiaries; provided that upon any disposition, pledge or transfer of any such Indebtedness to a Person (other than the Company or another Subsidiary of the Company) such Indebtedness shall cease to be deemed Intercompany Indebtedness on the date of such disposition, pledge or transfer of such Indebtedness; provided further that Intercompany Indebtedness shall not include any Indebtedness owed by the Company or a Subsidiary of the Company to any entity that ceases to be a Subsidiary of the Company.

         "Reference Treasury Dealer" means (i) Salomon Smith Barney Inc. (or its respective affiliates which are Primary Treasury Dealers), and its respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company may substitute another Primary Treasury Dealer; and (ii) any other Primary Treasury Dealer(s) selected by the Company.

         "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day before such Redemption Date.

         "Total Consolidated Indebtedness" means, at any date of determination, an amount equal to the aggregate amount of all Indebtedness of the Company and the Subsidiaries, determined on a consolidated basis in accordance with generally accepted accounting principles, outstanding as of the date of determination.

         "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

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         SECTION 1.3 Rules of Construction. For all purposes of this Second
Supplemental Indenture:

         (a) capitalized terms used herein without definition shall have the meanings specified in the Indenture;

         (b) all references herein to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this Second Supplemental Indenture;

         (c) the terms "herein," "hereof," "hereunder" and other words of similar import refer to this Second Supplemental Indenture; and

         (d) in the event of a conflict with the definition of terms in the Indenture, the definitions in this Second Supplemental Indenture shall control.

                                  ARTICLE TWO

                                 THE SECURITIES

         SECTION 2.1 Additional Amount of the Notes. The Notes issued under the First Supplemental Indenture and designated as the 8.25% Senior Notes due 2007 shall be increased by $55,000,000 (the "Additional Principal Amount").

         SECTION 2.2 Aggregate Principal Amount. The Notes will be issued in an aggregate principal amount of $255,000,000 (the "Aggregate Principal Amount", not including the Notes authenticated and delivered upon registration of, transfer of, or in exchange for, or in lieu of, other Securities pursuant to Sections 2.06, 2.07, 2.08, 3.02 or 10.04 of the Indenture). The Aggregate Principal Amount includes (i) the $200,000,000 principal amount of the Notes issued and sold pursuant to the Underwriting Agreement, dated as of June 28, 2002, between the Company and Salomon Smith Barney Inc., as Representative of the several Underwriters named in Schedule 1 thereto, and (ii) the Additional Principal Amount of the Notes issued and sold pursuant to the Underwriting Agreement, dated as of November 8, 2002, between the Company and Salomon Smith Barney Inc.

         SECTION 2.3 Maturity Date. The date on which the principal of the Notes is payable is July 15, 2007, subject to the provisions of the Indenture relating to acceleration.

         SECTION 2.4 Ranking. The Notes will be unsecured senior debt of the Company and will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company.

         SECTION 2.5 Interest. The Notes will bear interest from July 8, 2002, or from the most recent interest payment date to which interest has been paid or duly provided for, at a rate of 8.25% per annum, payable semi-annually on January 15 and July 15 of each year, commencing January 15, 2003. The Company will pay interest to the person in whose name a Note is registered at the close of business on the January 1 or July 1 preceding the interest payment date. The Company will compute interest on the basis of a 360-day year consisting of twelve 30-day months.


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         SECTION 2.6 Issuance Price. The purchase price to be paid to the
Company for the sale of the Additional Principal Amount of the Notes pursuant to the terms of the Underwriting Agreement, dated as of November 8, 2002, between the Company and Salomon Smith Barney Inc. shall be 98.40% of the Additional Principal Amount, plus accrued interest from July 8, 2002, and the initial offering price to the public of the Additional Principal Amount of the Notes shall be 99.00% of the Additional Principal Amount, plus accrued interest from July 8, 2002.

         SECTION 2.7 Defeasance. The Notes shall be subject to defeasance under
Section 12.02 of the Indenture.

         SECTION 2.8 Form and Dating.

         (a) The Notes representing the Additional Principal Amount shall be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note shall be dated the date of its authentication.

         (b) The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Second Supplemental Indenture, and the Company and the Trustee, by their execution and delivery of this Second Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Notes conflicts with the express provisions of this Second Supplemental Indenture, the provisions of this Second Supplemental Indenture shall govern and be controlling.

         (c) The Notes representing the Additional Principal Amount will be issued in the form of a fully-registered Global Security. The Global Security will be deposited with, or on behalf of, the Depositary and registered in the name of the Depositary or its nominee. Except as set forth in the Prospectus Supplement dated November 8, 2002, the Global Security may be transferred, in whole and not in part, only by the Depositary to its nominee or by its nominee to such Depositary or another nominee of the Depositary or by the Depositary or its nominee to a successor of the Depositary or a nominee of such successor. If the Depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 calendar days, the Company will issue Notes in certificated form in exchange for the Global Security. In addition, the Company may at any time determine not to have the Additional Principal Amount of the Notes represented by a Global Security, and, in such event, will issue Notes in certificated form in exchange for the Global Security. In either instance, an owner of an interest in the Global Security would be entitled to physical delivery of such Notes in certificated form. Notes so issued in certificated form will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only.

         SECTION 2.9 Optional Redemption. (a) The Notes will be redeemable, in whole or in part, at any time at the option of the Company at a redemption price (the "Redemption Price") equal to the greater of (i) 100% of the principal amount of the Notes being redeemed; and (ii) as determined by a Reference Treasury Dealer, the sum of the present values of the remaining scheduled payments of principal and interest on the Notes being redeemed from the redemption date to the maturity date discounted to the date of redemption on a semi-annual basis (assuming a


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360-day year consisting of twelve 30-day months) at a discount rate equal to the
Treasury Rate (as defined below) plus 35 basis points.

         (b) Notice of any redemption will be mailed at least 30 days but not more that 60 days before the Redemption Date to each holder of the Notes to be redeemed. Once notice of redemption is mailed, the Notes called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to the redemption date. Unless the Company defaults in payment of the Redemption Price, interest will cease to accrue on the Notes or portions thereof called for redemption on and after the Redemption Date.

                                 ARTICLE THREE

                       ADDITIONAL COVENANT OF THE COMPANY

         SECTION 3.1 Limitations on Foreign Subsidiary Indebtedness. So long as any of the Notes remain outstanding, the Company will not cause or permit any of its Foreign Subsidiaries, directly or indirectly, to create, incur, assume, suffer to exist, guarantee or in any manner become liable for the payment of any Indebtedness unless after giving pro forma effect to the incurrence of such Indebtedness, the aggregate amount of the Indebtedness of all of the Company's Foreign Subsidiaries as a whole would not exceed 45% of the amount of the then outstanding Total Consolidated Indebtedness. Total Consolidated Indebtedness and Indebtedness for purposes of this Section 3.1 shall not include any Intercompany Indebtedness.

                                  ARTICLE FOUR

                            MISCELLANEOUS PROVISIONS


         SECTION 4.1 Ratification. The Indenture, as supplemented and amended by the First Supplemental Indenture and this Second Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed.

         SECTION 4.2 Governing Law. This Second Supplemental Indenture shall be governed by, and construed and enforced in accordance with, the laws of the jurisdiction which govern the Indenture and its construction.

         SECTION 4.3 Counterparts and Method of Execution. This Second Supplemental Indenture may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all parties have not signed the same counterpart.

         SECTION 4.4 Section Titles. Section titles are for descriptive purposes only and shall not control or alter the meaning of this Second Supplemental Indenture as set forth in the text.


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         IN WITNESS WHEREOF, CORN PRODUCTS INTERNATIONAL, INC. AND THE BANK OF
NEW YORK have caused this Second Supplemental Indenture to be duly executed, all as of the day and year first above written.

                                         CORN PRODUCTS INTERNATIONAL, INC.



                                         By:      /s/ James W. Ripley
                                                --------------------------------
                                         Name:    James W. Ripley
                                         Title:   Vice President and Chief
                                                  Financial Officer


                                         By:      /s/ Cheryl K. Beebe
                                                --------------------------------
                                         Name:    Cheryl K. Beebe
                                         Title:   Vice President, Finance and
                                                  Treasurer


                                         THE BANK OF NEW YORK, AS TRUSTEE


                                         By:      /s/ Eric A. Lindahl
                                                --------------------------------
                                         Name:    Eric A. Lindahl
                                         Title:   Agent




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